SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2006

IBERIABANK CORPORATION

(Exact name of Registrant as Specified in Charter)

Louisiana	0-25756	72-1280718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Congress Street, Lafayette, Louisiana 70501

(Address of Principal Executive Offices)

(337) 521-4003

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On January 18, 2006, the Registrant announced its results of operations for the quarter and year ended December 31, 2005. A copy of the related press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

On January 18, 2006, the Registrant announced that its earnings per share (“EPS”) expectations for 2006 remained consistent with its previously released range of $3.54 to $3.64 per diluted share, excluding the cost of adoption of Statement of Financial Accounting Standard No. 123R (“SFAS 123R”) regarding expensing stock options. The EPS comfort range is based on management’s current information, estimates and assumptions. One major assumption is a sustained flattening of the yield curve in 2006 as indicated in forward interest rate curves. Another major assumption is management’s projected deposit growth of approximately $300 million attributable to Hurricanes Katrina and Rita, though actual levels may be materially higher or lower than projected levels. The Registrant also continues to project strong double-digit EPS growth in 2007.

On January 18, 2006, the Registrant also provided a progress update regarding its branch expansion initiative. The Registrant reported progress toward the expansion goal during the fourth quarter of 2005 and extended the initiative further than previously disclosed, including plans for two new offices in the Shreveport/Bossier City market. The net cost of the branch expansion initiative in the fourth quarter of 2005 was approximately $0.1 million before taxes, or $0.01 per diluted share on an after-tax basis, a figure considerably less than the $0.04 previously forecasted.

A copy of the related press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits. The exhibit listed in the exhibit index is furnished pursuant to Item 99.1 as part of this Current Report on Form 8-K and is not to be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IBERIABANK CORPORATION

DATE:	January 19, 2006	By:	/s/ DARYL G. BYRD
Daryl G. Byrd President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number

99.1	Press Release dated January 18, 2006, issued by the Registrant.